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                                                                     EXHIBIT 5.1


                                                                January 29, 2004


Cummins Inc.
500 Jackson Street
Columbus, Indiana 47202

                                  CUMMINS INC.
                          9 1/2% SENIOR NOTES DUE 2010

Ladies and Gentlemen:

    As Vice President--General Counsel and Corporate Secretary of Cummins Inc., an Indiana corporation (the "Company"), I am rendering this opinion in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). The Registration Statement relates to the proposed issuance by the Company of up to $250,000,000 aggregate principal amount of the Company's 9 1/2% Senior Notes due 2010 (the "New Notes") in exchange for a like principal amount of the Company's unregistered 9 1/2% Senior Notes due 2010. The New Notes are to be issued under the indenture dated as of November 20, 2002 (the "Indenture"), between the Company and BNY Midwest Trust Company, as trustee.

    In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including (a) the Restated Articles of Incorporation of the Company, as amended (the "Articles of Incorporation"), (b) the Amended and Restated By-laws of the Company (the "By-laws"), (c) the Indenture, including the form of the New Note, (d) resolutions adopted by the Board of Directors of the Company on October 31, 2002, and the resolutions adopted by the Pricing Committee of the Board of Directors of the Company on November 15, 2002 and
(e) the Registration Statement. In addition, I have included such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

    Based upon the foregoing, I am of opinion as follows:

        1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Indiana, with full power and authority under the Indiana Business Corporation Law, and under its Articles of Incorporation and By-laws, to issue the New Notes.

        2.  The New Notes have been duly and validly authorized by the Company.

        3. The Indenture has been duly and validly authorized, executed and delivered by the Company.

    I am admitted to practice in the State of Indiana and express no opinion as to any matters governed by any laws other than the laws of the State of Indiana.

    I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

    I am furnishing this opinion to you, solely for your benefit. I am opining as to matters herein only as of the date hereof and not as of any future date, and I have no obligation to update this opinion.
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This opinion may not be relied upon by any person or for any purpose or used, circulated, quoted or otherwise referred to for any other purpose.

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                                               Very truly yours,

                                               /s/ MARYA M. ROSE
                                               ----------------------------------------------------
                                               Marya M. Rose
                                               Vice President--General Counsel and
                                               Corporate Secretary
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